UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2007

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square, Suite 140, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 450-4220

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 25, 2006, Path 1 Network Technologies Inc. (the “Company”) entered into a transaction (the “Transaction”) involving a revolving line of credit (the “Revolving Line of Credit”) with Laurus Master Fund, Ltd. (“Laurus”), pursuant to which the Company issued to Laurus (i) a Secured Non-Convertible Revolving Note in the principal amount of up to $1,000,000 (the “Laurus Note”), and (ii) Warrants to purchase 662,251 shares of the Company’s Common Stock (the “Laurus Warrants”). In connection with the Transaction, Laurus provided $600,000 in an over-advance related to the Revolving Line of Credit. The repayment of the over-advance was initially due on October 1, 2006.

On August 30, 2006, the Company entered into a Purchase Agreement with certain accredited investors (the “Investors”) pursuant to which the Company sold to the Investors an aggregate of 1,620,000 shares of the Company’s Common Stock at a purchase price of $0.25 per share for aggregate gross proceeds of $405,000 (the “Financing”). In connection with the Financing, the Company issued to Laurus a warrant to purchase up to an aggregate of 350,000 shares of common stock of the Company with an exercise price of $0.50 per share (the “Warrant”). In exchange for the Warrant, Laurus agreed to certain waivers under its existing agreements with the Company including the deferment of the repayment of the $600,000 over-advance related to the Revolving Line of Credit from October 1, 2006 to January 1, 2007 and the continuation of the principal repayment holiday on the $2.1 million Secured Convertible Term Note (the “Convertible Note”) from September 1, 2006 until January 1, 2007 (with a three-day grace period).

The Company has not repaid the $600,000 over-advance which was due on January 1, 2007 and is currently in default of the repayment provision of the Laurus Note as well as the Convertible Note. As a result of these defaults, Laurus may require the repayment of both the Laurus Note and the Convertible Note in accordance with their respective terms. The amount of the Company’s direct financial obligation as a result of these defaults is approximately $3.1 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATH 1 NETWORK TECHNOLOGIES INC.

Date: January 5, 2007	By:	/s/ Jeremy Ferrell
Jeremy Ferrell
Interim Chief Financial Officer